Exhibit 16.1

February 29, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Colony Starwood Homes’ Form 8-K/A dated February 29, 2016, and have the following comments:

1.	We agree with the statements made in the first, second, and fourth paragraphs of Item 4.01.

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph of Item 4.01.

Yours truly,

/s/ DELOITTE & TOUCHE LLP